As filed with the Securities and Exchange Commission on August 9, 2011

Registration No. 333-150953

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HYPERCOM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0820608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8888 East Raintree Drive

Suite 300

Scottsdale, Arizona 85260

(480) 642-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Albert Liu

Senior Vice President and Secretary

Hypercom Corporation

8888 East Raintree Drive, Suite 300

Scottsdale, Arizona 85260

(480) 642-5000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Sarah P. Payne

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-3, as amended (the “Registration Statement”), File No. 333-150953, of Hypercom Corporation (the “Company”), filed with the Securities and Exchange Commission on May 16, 2008. The Registration Statement registered 10,544,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Shares issuable pursuant to the Registration Statement.

On August 4, 2011, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2010, among the Company, VeriFone Systems, Inc. (“VeriFone”), a Delaware corporation, and Honey Acquisition Co, Inc., a Delaware corporation and a wholly-owned subsidiary of VeriFone (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of VeriFone (the “Merger”).

As a result of the Merger, the offerings of the Shares pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 5, 2011.

HYPERCOM CORPORATION

By:	/s/ Albert Liu
Albert Liu
Senior Vice President and Secretary